EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Wild Oats Markets, Inc. of our report dated March 8, 2004, except for Note 2 to the consolidated financial statements, as to which date is March 31, 2005, included in the Annual Report on Form 10-K for the year ended January 1, 2005 (not presented herein), relating to the consolidated financial statements, which appear in this Form 10-K for the year ended December 31, 2005.
/s/ PricewaterhouseCoopers LLP
Denver, Colorado
April 20, 2006